CIBC World Markets	CIBC WORLD MARKETS PLC Cottons Centre Cottons Lane London, England SE1 2QL Tel: 44 (0)20 7234 4127 Fax: 44 (0)20 7407 4127

The Directors
Trench Electric Holding B.V.

12th January 2001

Dear Sirs

FACILITIES AGREEMENT DATED 18 APRIL 2000 AS AMENDED AND RESTATED ON 20 JUNE 2000 AND MADE BETWEEN TRENCH ELECTRIC HOLDING B.V. (AS PARENT) (1), THE COMPANIES LISTED IN SCHEDULE II THERETO (AS ORIGINAL BORROWERS) (2), THE COMPANIES LISTED IN SCHEDULE III THERETO (AS GUARANTORS AND CHARGING COMPANIES) (3), CIBC WORLD MARKETS PLC, BARCLAYS BANK PLC, CREDIT LYONNAIS AND NM ROTHSCHILD & SONS LIMITED (AS BANKS) (4), CIBC WORLD MARKETS PLC (AS ARRANGER) (5), CIBC WORLD MARKETS PLC (AS ISSUING BANK) (6), CIBC WORLD MARKETS PLC (AS AGENT) (7), CANADIAN IMPERIAL BANK OF COMMERCE (AS CANADIAN LENDER) (8) AND CIBC WORLD MARKETS PLC (AS SECURITY AGENT) (9) (AS FURTHER AMENDED FROM TIME TO TIME THE “FACILITIES AGREEMENT”)

WE REFER TO THE ABOVE FACILITIES AGREEMENT. UNLESS A CONTRARY INTENTION APPEARS, TERMS AND EXPRESSIONS DEFINED IN THE FACILITIES AGREEMENT SHALL HAVE THE SAME MEANING WHEN USED IN THIS LETTER AND REFERENCES TO CLAUSES AND SCHEDULES IN THIS LETTER ARE REFERENCES TO CLAUSES AND SCHEDULES OF THE FACILITIES AGREEMENT.

WE ARE WRITING THIS LETTER TO YOU IN YOUR CAPACITY AS PARENT (INCLUDING AS AGENT FOR ALL OF TE OBLIGORS) IN OUR CAPACITY AS AGENT.

1.	RE-DENOMINATION OF PART OF TERM LOAN

1.1	The Banks and the Parent have agreed to re-denominate the currency of one of the Term Advances, being the US$6,827,512.43 (the “Dollar Amount”) advanced to Finatrench (France) S.A. referred to in clause 2.1(a). The re-denomination shall be from US Dollars into Euros (the “Euro Amount”) and incorporate a mechanism providing for the payment of a balancing payment (the “Balancing Amount”). The re-domination shall occur (as illustrated overleaf in figure 1) such that:

(a)	The re-denomination becomes effective as at the time and date of the start of an Interest Period for the existing Advance constituted by the Dollar Amount (the “Re-denomination Date”).

(b)	The Euro Amount into which the Dollar Amount will be re-denominated shall (subject to paragraph 1.2(b) below) be Euro 7,177,191.04 being the equivalent of the DM 14,037,365.55 referred to in clause 2.1(a) exchanged in accordance with clause 2.7(a) (ii) (such Euro amount as adjusted pursuant to paragraph 1.2(b) below) being the “Re-denominated Euro Tranche”).

The Re-denominated Euro Tranche shall thereafter be deemed a Term Advance and constitute part of the Term Loan.

(c)	The Balancing Amount shall be the difference (in US Dollars) between the Dollar Amount less the US Dollar notional equivalent amount of the Euro Amount calculated at the Spot Rate as at a date in advance of the Re-denomination Date (the “Re-denomination FX Fixing Date”). The Re-denomination FX Fixing Date shall be up to 5 business days in advance of the Re-denomination Date, and (although the Agent will use its best efforts in order to fix a Spot Rate favourable to the Parent) shall be selected at the Agent’s discretion within the tolerance permitted by paragraph 1.2(d) below.

Trench Term Loan Partial Currency Re-denomination

US$ Term ==> US$ equivalent term loan (based in €) + cash balancing payment (prepayment)

	Dollar Amount	Spot Rate			Euro Amount			Balancing Amount
	US$	DM:$	DEM:€	$:€	€	(US$ equivalent)	(DM equivalent)	US$
Re-denominate	6.827,512.43	2.08038	1.95583	0.94013	7,177,191.04	6,747,512.43	14,037,365.55	80,000.00
	6.827,512.43	2.08000	1.95583	0.94030	7,177,191.04	6,748,733.44	14,037,365.55	78,778.99
	6.827,512.43	2.07750	1.95583	0.94143	7,177,191.04	6,756,854.66	14,037,365.55	70,657.77
	6.827,512.43	2.07500	1.95583	0.94257	7,177,191.04	6,764,995.45	14,037,365.55	62,516.98
	6.827,512.43	2.07250	1.95583	0.94371	7,177,191.04	6,773,155.87	14,037,365.55	54,356.56
	6.827,512.43	2.07117	1.95583	0.94431	7,177,191.04	6,777,512.43	14,037,365.55	50,000.00
	6.827,512.43	2.07000	1.95583	0.94485	7,177,191.04	6,781,336.01	14,037,365.55	46,176.42
	6.827,512.43	2.06750	1.95583	0.94599	7,177,191.04	6,789,535.94	14,037,365.55	37,976.49
	6.827,512.43	2.06500	1.95583	0.94713	7,177,191.04	6,797,755.71	14,037,365.55	29,756.72
	6.827,512.43	2.06250	1.95583	0.94828	7,177,191.04	6,805,995.42	14,037,365.55	21,517.01
	6.827,512.43	2.06000	1.95583	0.94943	7,177,191.04	6,814,255.12	14,037,365.55	13,257.31
	6.827,512.43	2.05750	1.95583	0.95059	7,177,191.04	6,822,534.90	14,037,365.55	4,977.53

	6.827,512.43	2.05600	1.95583	0.95128	7,177,191.04	6,827,512.43	14,037,365.55	0.00

	6.827,512.43	2.05500	1.95583	0.95174	7,173,700.19	6,827,512.43	14,030,538.04	0.00
	6.827,512.43	2.05250	1.95583	0.95290	7,164,973.06	6,827,512.43	14,013,469.26	0.00
	6.827,512.43	2.05000	1.95583	0.95406	7,156,245.93	6,827,512.43	13,998,400.48	0.00
	6.827,512.43	2.04750	1.95583	0.95523	7,147,518.80	6,827,512.43	13,979,331.70	0.00

Figure 1: For illustrative purposes only

1.2	This agreement is subject to the following conditions:

(a)	To the extent that the Balancing Amount is greater than US Dollars 0.0 then the Parent shall procure that an amount equivalent to the Balancing Amount shall be paid in US Dollars to the Agent for value date of the Re-denomination Date for the account of the Banks (such payment to be treated by the Agent and the Banks as a part-prepayment of the next scheduled repayment instalment required under clause 8.1)

(b)	The aggregate principal amount of the Term Facilities does not exceed US$ 25,000,000 (or its Foreign Currency Equivalent) in accordance with clause 2.1 (a). To the extent that the Balancing Amount is less than US Dollars 0.0, the Euro Amount shall be adjusted to such a value that the Balancing Amount would be equal to US Dollars 0.0.

(c)	The Re-denomination Date occurs within 3 months of the date of this letter.

(d)	The Balancing Amount (if positive) shall be less than or equal to US$ 80,000.00, unless waived by the Parent acting on behalf of the Obligors.

1.3	The Agent confirms that the Banks have provided their consent to the above re-denomination by the Group.

1.4	It is currently anticipated that no costs will arise for the account of the Parent in effecting the re-denomination. However, if any unforeseen costs or expenses do arise as a result of the re-denomination, such costs and/or expenses shall be for the account of the Parent.

1.5	The Agent and the Parent acknowledge that certain consequential amendments to the Facilities Agreement will be required as a result of the re-denomination and these are set out below. To the extent any further amendments or variations are necessitated by the re-denomination, the Agent (subject to the approval of the Banks) and the parent will enter into the appropriate documentation as soon as practicable thereafter.

2.	AMENDMENTS AND WAIVERS

As of the Re-denomination Date the Facilities Agreement shall be amended such that:

(a)	the words and figures

“Finatrench (France) S.A. US$6,827,512.43 (DM14,037,365.55)”

appearing in line six of clause 2.1(a) shall be deleted and substituted wit the words and figures

“Finatrench (France) S.A. Euro [Euro Amount] (US$6,827,512.43)”;

such that the Euro Amount is established in accordance with this letter on the Re-denomination FX Fixing Date

(b)	The following new definitions shall be inserted:

““US Dollar Denominated Term Advances” those Term Advances denominated in US Dollars;” and

““Euro Denominated Term Advances” those Term Advances denominated in Euros;”

(c)	In clause 22.2 the words “(or its Foreign Currency Equivalent)” shall be inserted after each of the figures “US$2,500,000” and “US$1,000,000”.

(d)	clause 8.1 shall be deleted and replaced with the following:

“8.1	Repayment of Term Advances

Except as otherwise provided in this Agreement, each of the Borrowers shall on the last day of each period set out below repay the Term Loan in full in the instalments and on the dates set out below. The amounts of the Term Loan to be repaid by the Borrowers on each date shall be the amounts (in the relevant currencies) which are equal to the percentage set out in the column below opposite the relevant date applied against each of the US Dollar Denominated Term Advances and the Euro Denominated Term Advances then outstanding.

Number of Months following	Repayment Instalments
The First Drawdown Date	%
12	8
18	6
24	6
30	8
36	8
42	9
48	9
54	10
60	10
66	11
72	15

(e)	The Commitments of the Banks shall be amended such that the Commitments under the Term Facilities as at the Re-denomination Date shall be as set out in the table below:

		Term Commitment
Bank	Percentage	Pre re-denomination	Post re-denomination
	%	US$	US$	€
CIBC World Markets Plc	28.33%	7,083,333.00	5,148,871.24	Percentage x Euro Amount
Barclays Bank PLC	27.50%	6,875,000.00	4,997,434.08	Percentage x Euro Amount
Credit Lyonnais	27.50%	6,875,000.00	4,997,434.08	Percentage x Euro Amount
N.M. Rothschild & Sons Limited	16.67%	4,166,667.00	3,028,748.17	Percentage x Euro Amount

	100.00%	25,000,000.00	18,172,487.57	Euro Amount*

			<= US$25,000,000*

     *Depending upon Spot Rate

(f)	For the avoidance of doubt the outstanding Term Advances as at the Re-denomination Date shall be as set out in the table below:

		Post re-denomination Term Advances
		Total	Trench Limited	Finatrench (France) SA	Trench UK
Bank	Percentage	<=US$*	US$	€	US$
CIBC World Markets Plc	28.33%	7,083,333.00	1,784,358.89	Percentage x Euro Amount	3,364,512.34
Barclays Bank PLC	27.50%	6,875,000.00	1,731,877.83	Percentage x Euro Amount	3,265,556.25
Credit Lyonnais	27.50%	6,875,000.00	1,731,877.83	Percentage x Euro Amount	3,265,556.25
N.M. Rothschild & Sons Limited	16.67%	4,166,667.00	1,049,623.01	Percentage x Euro Amount	1,979,125.16

	100.00%	25,000,000.00	6,297,737.57	Euro Amount*	11,874,750.00

     *Depending upon $:€ Spot Rate

2.2	For the avoidance of doubt no waivers are given under this letter in respect of any breach of, or other Event of Default or Potential Event of Default which may have occurred (or may occur) under, the Facilities Agreement or any other Senior Finance Document. The Security Documents shall continue to secure all the Facilities including the Re-denominated Euro Tranche.

2.3	This letter may be executed in any number of counter parts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

2.4	This letter shall be governed by and constructed in accordance with English law and clause 38 (Governing Law and Jurisdiction) of the Facilities Agreement shall apply mutatis mutandis as if set out in full in this letter.

Yours faithfully

Signed:	/s/ Richard Vaughan

Name: Position:	Richard Vaughan Director
For and on behalf of CIBC World Markets plc
in its capacity as Agent
for and on behalf of the Banks

To CIBC World Markets Plc

We confirm our acceptance of and agreement to the variations to the Facilities Agreement and the other terms of your letter dated 12th January 2001.

Signed:	/s/ M J Bissell	Date:	12th January 2001

Name (please print): Position (please print):	MICHAEL JOHN BISSELL GROUP FINANCE DIRECTOR

For and on behalf of:

Trench Electric Holding B.V.
(for itself and in its capacity as
Parent and agent for each of the Obligors)